UNITED STATES
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SCHEDULE 14A

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TICC Capital Corp.
(Name of Registrant as Specified In Its Charter)

NexPoint Advisors, L.P.
Dr. Bob Froehlich
John Honis
Timothy K. Hui
Ethan Powell
William M. Swenson
Bryan A. Ward
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NexPoint Advisors Receives Support from Glass Lewis for its Proxy Solicitation Regarding TICC Capital Corp

DALLAS, October 15, 2015 – NexPoint Advisors, L.P. (“NexPoint”) announced today that Glass Lewis & Co. (“Glass Lewis”), a leading independent proxy advisory firm that empowers institutional investors that collectively manage more than $20 trillion to make sound voting decisions, recommended that shareholders of TICC Capital Corp. (NASDAQ: TICC) (“TICC” or the “Company”) vote on the BLUE proxy card FOR five of NexPoint’s director nominees and AGAINST approval of a new investment advisory agreement with Benefit Street Partners (“BSP”) at the October 27 special meeting of stockholders (the "Special Meeting").

NexPoint urges TICC stockholders to protect their interests and their investment in the Company by voting for all of NexPoint’s director nominees on the BLUE proxy card.

“We believe it is important to highlight that Glass Lewis, a leading independent authority on corporate governance, agrees with NexPoint that our proposal offers superior terms for stockholders compared to the BSP or TSLX proposals, which suffer from a host of flaws in our view,” said Thomas Surgent, partner and deputy general counsel at NexPoint. “We urge stockholders to vote on the BLUE proxy card to protect their interests, as recommended by Glass Lewis.”

Specifically, Glass Lewis recommends that TICC stockholders use the BLUE proxy card to vote FOR NexPoint nominees Dr. Bob Froehlich, John Honis, William Swenson, Ethan Powell and Bryan Ward1, AGAINST the approval of a new investment advisory agreement with BSP, and AGAINST the Company's proposal to adjourn the Special Meeting in the event that a quorum is present and the Company's proposals do not receive sufficient votes.

In its October 14 report supporting NexPoint and recommending stockholders vote on the BLUE proxy card AGAINST the BSP investment advisory agreement, and following a review of the present situation at TICC and the NexPoint, BSP and TSLX proposals, Glass Lewis stated the below.2

With regard to the present situation at TICC and the Board’s conduct, Glass Lewis concluded:

•	“In direct terms, we take a decidedly dim view of the board's failure to form an independent committee prior to execution of an agreement that clearly operates to the substantial financial benefit of certain sitting executive directors, an issue worsened by the fact that the Company still has not disclosed the amount and form of consideration payable by BSP to Messrs.

1 Glass Lewis recommends withhold with respect to the other NexPoint nominee, which in their view may promote a more balanced board that will undertake a transparent analysis of all alternatives available to TICC. However, NexPoint believes strongly that its entire slate of nominees will work promptly and in good faith to maximize value for TICC stockholders, and therefore urges stockholders to vote FOR all six of NexPoint’s director nominees. Company stockholders are not being asked to approve an advisory agreement with NexPoint at the October 27 special meeting, and therefore Glass Lewis has not issued a recommendation as to whether stockholders should approve such an agreement.

2 Glass Lewis & Co. Proxy Paper on TICC Capital Corp., published on October 14, 2015. Permission to use quotations neither sought nor obtained.

October 27 special meeting, and therefore Glass Lewis has not issued a recommendation as to whether stockholders should approve such an agreement.

Cohen [TICC Chief Executive Office and Board Member], Rosenthal [TICC President and Chief Operating Officer] and Royce [Chairman of the TICC Board of Directors]. Estimates by analysts covering TICC indicate the consideration may be as high as $60 million -- or just over $1.00 per TICC share -- a figure which, if accurate, contrasts rather starkly with TICC's pervasive history of underperformance under current management.”

•	“We believe sufficient information exists to suggest maintenance of the status quo is fairly unappealing and, furthermore, that the arrangement with BSP is not likely to represent the most attractive alternative available to the Company.”

•	“Readily evident is the fact that TICC's returns have materially trailed both the broader index and the BDC Composite over each of the selected review periods….All other things equal, we believe available TSR [total shareholder return] data contributes to the argument that the existing management architecture has largely failed to generate compelling value for investors relative to comparable investment opportunities, a notion reinforced by TICC's historical average price-to-NAV multiple…”

•	“…the BSP arrangement would fundamentally alter TICC's risk and investment profile….Absent clear indication from investors that they are dissatisfied with the Company's existing asset allocation -- an argument, to be clear, we have not identified across available materials -- we fail to see cause for the board to press for diversification that individual shareholders are suitably equipped to pursue on their own.”

•	“Thus, taken collectively, we believe the board has compiled a fairly poor case in favor of the new advisory agreement with BSP [emphasis added].”

With regard to NexPoint’s proposal, Glass Lewis concluded:

•	“Turning to NexPoint's solicitation, we do recognize the firm has, to date, submitted largely superior terms -- including a lower base fee and a $20.0 million fee waiver -- and otherwise maintained provisions equal or superior to those offered by BSP; the extant conditions would thus appear to work in NexPoint's favor.”

•	“…only NexPoint's solicitation provides shareholders the collective possibility of terminating the BSP arrangement, blunting a return to the same questionable strategic review processes and introducing fresh, external perspectives regarding TICC's best path forward.”

Surgent said, “Glass Lewis’ observations about TICC’s inability to generate competitive returns and the Board’s questionable actions demonstrate why change is needed immediately at the Company. We look forward to effectuating that change and are heartened by Glass Lewis agreeing that stockholders should vote as recommended by Glass Lewis on the BLUE proxy card in order to protect their interests and their investment in TICC.”

“Additionally, it is important to emphasize that TSLX does not have any actionable proposals or nominees that stockholders can support,” noted Surgent. “Recognizing this, and the ‘preliminary, non-binding’ nature of TSLX’s offer, Glass Lewis concluded ‘it would be decidedly premature to vest additional negotiating leverage with TPG at this time, including through use of the gold proxy card.’” Glass Lewis also noted that “TPG’s solicitation is fundamentally tantamount to imposed inertia” which fails to remedy the ongoing problems with the current Board.

Not only does NexPoint’s superior proposal support the dividend, or quarterly stockholder distribution, by allowing the Company to maintain the investment strategy chosen by stockholders, Surgent observed, but it also represents $45-50 million of savings in management fees over the next 10 years,3 savings that directly benefit stockholders. Conversely, the new advisory agreement in connection with the BSP transaction (the “New TICC Management Advisory Agreement”) instead enriches the departing management team to the detriment of stockholders to the tune of $60 million.

As previously stated, Surgent noted, NexPoint’s proposal offers the following significant enhancements that are notably absent from both the BSP and TSLX proposals:

•	A perpetual 1.25% annual base management fee, representing an estimated $2.6 million, or $26 million over 10 years, of annual savings to stockholders in perpetuity over the New TICC Management Advisory Agreement (based on the Company’s AUM as of June 30, 2015).

•	An additional waiver of the first $20 million of management fees, which was notably absent from the proposal regarding the New TICC Management Advisory Agreement.

•	Maintaining the current investment strategy of the Company, given this is the strategy selected by the Company’s stockholders. However, NexPoint remains flexible to adjust strategy as independent Board members or stockholders desire.

•	Implementing a stockholder loyalty program providing an effective 2% gross-up of the contributions of stockholders that buy the Company’s shares through the plan administrator and hold such shares for at least 12 months. NexPoint believes that this program is effective in promoting longer term stockholder loyalty and will help reduce the discount applicable to the Company’s current share price, since the plan administrator purchases the applicable shares in open market purchases when the Company’s shares are trading at a discount.

•	NexPoint’s proposed fee discounts, extensive experience managing the asset classes held by the Company and proposed stockholder loyalty program will help give the Company the ability to bolster its dividend and address the shares’ discount to NAV.

We remain fully committed to defending the interests of, and maximizing the value for, TICC's stockholders, and urge stockholders to protect their interests and the value of their shares by voting on the BLUE proxy card:

•	"AGAINST" the Company's proposals related to the BSP transaction;

•	"FOR" each of NexPoint's six director nominees; and

3 Based on the Company’s AUM as of June 30, 2015. All savings stated herein assume a 14% annual return.

•	"AGAINST" the Company's proposal to adjourn the Special Meeting in the event that a quorum is present and the Company's proposals do not receive sufficient votes.

Please visit NexPoint's website at www.timetochangeticc.com for further information regarding our proposals, including press releases, board nominees, questions and answers, SEC filings, proxy materials and instructions for TICC shareholders on how to vote.

About NexPoint Advisors, L.P.

NexPoint, together with its affiliates, currently manages approximately $20 billion in net assets and believes that its core competences are squarely within the Company's investment strategy.  NexPoint is indirectly wholly owned by a trust that is beneficially owned and controlled by James Dondero. Highland Capital Management, L.P. ("Highland") is ultimately controlled by James Dondero and is therefore an affiliate of, and under common control with, NexPoint, which shares personnel and other resources with Highland. Highland (together with its affiliates) is one of the world's most experienced alternative credit managers, tested by numerous credit cycles, specializing in credit strategies, such as a broad range of leveraged loans, high yield bonds, direct lending, public and private equities and CLOs.  Highland also offers alternative investment-oriented strategies, including asset allocation, long/short equities, real estate and natural resources.  If NexPoint is retained by the Company as its investment adviser, the Company will have access to all of Highland's capabilities and expertise.

Important Additional Information and Where to Find It
NexPoint has filed a definitive proxy statement and accompanying proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies from the stockholders of the Company in connection with the matters to be considered at the Company’s Special Meeting of Stockholders to be held on October 27, 2015, including the election of NexPoint’s nominees for director: Dr. Bob Froehlich, John Honis, Timothy K. Hui, Ethan Powell, William M. Swenson and Bryan A. Ward (collectively, the “Nominees”). STOCKHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT AND THE ACCOMPANYING PROXY CARD AND OTHER DOCUMENTS FILED BY NEXPOINT WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY AS THEY CONTAIN IMPORTANT INFORMATION. The proxy statement and proxy card have been distributed to stockholders. The proxy statement and other relevant materials, and any other documents filed by NexPoint with the SEC, may also be obtained free of charge at the SEC’s website at www.sec.gov. This is not the Company’s or TSLX’s proxy statement.

If you have any questions, need free copies of the proxy statement or other relevant materials, or need assistance voting your Shares, please call:

D.F. King & Co., Inc.
48 Wall Street
New York, NY  10005

Stockholders Call Toll−Free at: 866-416-0556
Banks and Brokers Call Collect at: 212-269-5550
Email: TICC@dfking.com

You may also contact NexPoint via email at TICCProxy@NexPointAdvisors.com.

Participants in the Solicitation

NexPoint and the Nominees are deemed to be participants in NexPoint’s solicitation of proxies from the Company’s stockholders in connection with the matters to be considered at the Company’s Special Meeting of Stockholders to be held on October 27, 2015. NexPoint is the beneficial owner of 100 shares of common stock4 of the Company and also proposes to become the Company’s investment adviser, for which it would receive advisory fees. Information regarding NexPoint and the Nominees, and their direct or indirect interests in the Company, by security holdings or otherwise, are set forth in the proxy statement filed with the SEC by NexPoint.

Third Party Information

These materials may contain or refer to news, commentary and other information sourced from persons or companies that are not affiliated with NexPoint. The author and source of any third party information and the date of its publication are clearly and prominently identified. NexPoint has neither sought nor obtained permission to use or quote such third party information. NexPoint cannot guarantee the accuracy, timeliness, completeness or availability of such third party information, and does not explicitly or implicitly endorse or approve such third party information. NexPoint, the Nominees and their affiliates shall not be responsible or have any liability for any misinformation or inaccuracy in such third party information.

NexPoint reserves the right to change any of its opinions expressed herein at any time as it deems appropriate and disclaims any obligation to notify the market or any other party of any such changes. NexPoint disclaims any obligation to update the information or opinions contained herein.

These materials are provided for information purposes only, and are not intended to be, nor should they be construed as, an offer to sell or the solicitation of an offer to buy any security. These materials do not recommend the purchase or sale of any security.

Media Contact
Brian H. Schaffer
Prosek Partners
212-279-3115 229
bschaffer@prosek.com

Investor Contact

D.F. King & Co., Inc.

Stockholders 866-416-0556

Bank and Brokers 212-269-5550

TICC@dfking.com

 4 If appointed as investment adviser of the Company, NexPoint intends to make an investment of at least $20 million in the Company’s common stock in open market transactions in the first 12 months following appointment. This represents about 2.88 million shares, or approximately 4.8% of all outstanding shares at closing on September 18, 2015.